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                                                                     Exhibit 4.2

                            LEGAL ADVISORY AGREEMENT


     This LEGAL ADVISORY AGREEMENT, dated September 7, 2001, by and between ROTARY POWER INTERNATIONAL, INC., a Delaware corporation with its principal office at One Passaic Street, Wood-Ridge, New Jersey 07075 (the "Client") and WILENTZ, GOLDMAN & SPITZER, P.A., a law firm with its principal office at 90 Woodbridge Center Drive, Woodbridge, New Jersey 07095 (the "Firm").

     WHEREAS, the Firm has heretofore provided various legal services to the Client and the Client desires to retain the Firm to continue to provide such services in the future; and

     WHEREAS, the Firm is willing to continue to provide such legal services to the Client on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the covenants made herein and of the mutual benefits to be derived herefrom, the parties hereto, intending to be legally bound, agree as follows:

     1. LEGAL SERVICES. The Client hereby agrees to retain the Firm to provide legal services to the Client, and the Firm hereby agrees to provide such legal services to the Client, all on the terms and conditions set forth in this Agreement. As part of its services, the Firm will provide general corporate and other legal advice and representation to the Client, including, without limitation, legal advice and representation to the Client in connection with the preparation, review and negotiation of all documents, agreements, contracts, resolutions and other legal documentation to be executed, filed, entered into and/or adopted by the Client in connection with its general corporate affairs. In this regard, the legal services to be provided by the Firm shall include, among other things, attendance at all necessary meetings with or on behalf of the Client, review and/or preparation and drafting of all agreements, contracts, operating agreements and leases, licenses, employment contracts, employee benefit plans, corporate resolutions, certificates, all periodic reports required to be filed by the Client with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and any other legal documentation to be executed, filed, entered into and/or adopted by the Client, or necessary or desirable by the Client, in connection with its general corporate affairs and all other related work necessary to properly represent the Client in connection with all of the above. If the Client needs any other specific services which are not related to the advice, service and representation described above, including, without limitation, advice, service and representation in connection with matters involving pending or threatened litigation or involving the offer or sale of the Client's securities in a capital raising transaction, the Firm and the Client will make a new agreement to provide for such other services.

     2. LIMITATION ON SERVICES. Notwithstanding anything in this Agreement to the contrary, the legal services to be rendered by the Firm in accordance with
Section 1 hereof shall not include any legal services in connection with the offer or sale of the Client's securities in a capital raising transaction

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and do not, and will not, directly or indirectly, promote or maintain a market for the Client's securities.

     3. FEES AND EXPENSES. For the services rendered by the Firm in serving as counsel to the Client in connection with the matters set forth in Section 1 of this Agreement, the Client agrees that the Firm will bill the Client at its standard hourly rates in effect at the time when the services are performed. To the extent possible, the Firm will use the attorneys and paralegals with the lowest hourly rates who are qualified to properly render the legal services needed by the Client. From time to time, usually around January 1 of each year, changes are made to the Firm's hourly rates which will be applied accordingly to the services rendered by the Firm in accordance with this Agreement. In addition to paying the Firm its hourly fees, the Client also agrees to reimburse the Firm for all customary out-of-pocket expenses and costs incurred by the Firm in the performance of such services. Such out-of-pocket expenses and costs include, but are not limited to, photocopying, postage, overnight delivery, messengers, computer time charges, telephone, facsimile and travel.

     4. BILLING. Unless otherwise agreed to by the Client and the Firm, the Firm will send the Client itemized bills for its fees and expenses on a monthly basis. All bills from the Firm for services rendered pursuant to this Agreement are due upon receipt. The Client acknowledges and agrees that the Firm cannot predict or guarantee what the Client's bill will be for any given month. The Client's bill will depend on the amount of time spent on the matter by the Firm and the amount of other costs and expenses incurred by the Firm relating thereto.

     5. SERVICES RENDERED TO DATE. The Client hereby acknowledges and agrees that (i) the Firm has heretofore rendered bona fide satisfactory legal services to the Client of the nature described in Section 1 above, (ii) in accordance with invoices which the Firm has rendered to the Client for such services and which remain outstanding and unpaid as of the date hereof, the Client currently owes the Firm the amount of $156,377.40 for a portion of the legal services heretofore rendered to the Client, (iii) the invoices heretofore rendered to the Client for such services have been prepared and rendered in accordance with the provisions of Sections 3 and 4 of this Agreement, and (iv) such legal services heretofore rendered by the Firm did not include any legal services in connection with the offer or sale of the Client's securities in a capital raising transaction and did not, directly or indirectly, promote or maintain a market for the Client's securities.

     6. ISSUANCE OF SHARES. In full and complete satisfaction of the amounts owed to the Firm as described in Section 5 of this Agreement and as partial consideration for the Firm agreeing to enter into this Agreement and to hereafter render the legal services described in Section 1 of this Agreement, the Client will, as soon as possible after the date of this Agreement, issue and deliver 260,629 shares of the Client's common stock (the "Shares") to John T. Kelly, the partner of the Firm who had, and will have, primary responsibility for the Firm's services heretofore rendered and to be hereafter rendered to the Client. The Shares, when issued, shall be registered under the Securities Act of 1933, as amended, pursuant to a registration statement filed by the Client with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement then available for the registration of the Shares). Any and all costs of filing such registration statement for the Shares shall be the responsibility of the Client.

     7. FUTURE ISSUANCE OF SHARES. The Client and the Firm may at any time agree that the Client can issue shares of its common stock in satisfaction of any amounts that may hereafter become due and owing to the Firm in accordance with
Section 3 hereof. The number of shares to be issued by the Client shall be agreed upon with the Firm in writing and shall be issued and delivered to a partner of the

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Firm, as designated by the Firm. Any such shares, when issued, shall be registered under the Securities Act of 1933, as amended, pursuant to a registration statement filed by the Client with the Securities and Exchange Commission on Form S-8 (or, if Form S-8 is not then available, such other form of registration statement then available for the registration of such shares). Any and all costs of filing such registration statement for such shares shall be the responsibility of the Client.

     8. CLIENT'S RESPONSIBILITY. The Client must fully cooperate with the Firm and provide all information relevant or necessary to the Firm to permit it to rendered the services described in Section 1 of this Agreement. The Client must also pay all bills as required by the terms of this Agreement. If the Client does not comply with these requirements, the Firm may resign from representing the Client at any time. The Firm will also resign at any time at the Client's request. Upon any resignation by the Firm from representation of the Client, the Firm shall be entitled to receive compensation for its legal services rendered and reimbursement for its costs and expenses incurred through the date of such resignation in accordance with the terms and provisions of this Agreement.

     9. NO GUARANTEE. The Firm agrees to provide conscientious, competent, and diligent services and at all times to render services and seek to achieve solutions which are just and reasonable for the Client. However, because of the uncertainty of legal proceedings, the interpretation and changes in the law, and many unknown factors, the Firm cannot and does not warrant, predict, or guarantee results.

     10. ENTIRE AGREEMENT. The Client and the Firm agree that this Agreement constitutes the full understanding and agreement between the parties with respect to the matters set forth herein and supersedes all other agreements between the Client and the Firm with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                        ROTARY POWER INTERNATIONAL, INC.


                                        By: /s/ Ronald G. McKeown
                                            ----------------------------
                                            Name:  Ronald G. McKeown
                                            Title: President and CEO



                                        WILENTZ, GOLDMAN & SPITZER, P.A.


                                        By: /s/ John T. Kelly
                                            -----------------------------
                                            Name:  John T. Kelly
                                            Title: Partner